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Exhibit 23.1

WILSON GILLETTE & CO.

2300 Clarendon Boulevard
Suite 1010
Arlington, Virginia 22201
Telephone: (703) 525-6595
Fax: (703) 527-0421
March 30, 2005

U.S. Shipping Partners L.P.
399 Thornall Street, 8th Floor
Edison, N.J. 08837

Gentlemen:

        Reference is made to the Form 10-K (the "Annual Report") relating to the Annual Report of U.S. Shipping Partners L.P. (the "Partnership") for the year ended December 31, 2004. We hereby consent to all references to our name in the Annual Report and to the use of the statistical and other information supplied and reviewed by us set forth in sections of the Annual Report entitled "Item 1. Business" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations." We further advise the Partnership that our role has been limited to the provision of such statistical data supplied by us.

        With respect to such statistical data, we advise you that:

  •
  some information in our database is derived from estimates or subjective judgments; and

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  while we have taken reasonable care in the compilation of the statistical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

        We hereby consent to the filing of this letter, if necessary, as an exhibit to the Annual Report of the Partnership on Form 10-K to be filed with the U.S. Securities and Exchange Commission.

WILSON GILLETTE & CO.
By:	/s/ BRUCE WILSON Name: Bruce Wilson Title: Principal

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WILSON GILLETTE & CO.